Exhibit 7.01

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the capital stock of Inspire Pharmaceuticals, Inc.

Date: April 15, 2011	MERCK & CO., INC. By: /s/ Katie Fedosz
Name: Katie Fedosz Title: Senior Assistant Secretary
Date: April 15, 2011	MONARCH TRANSACTION CORP. By: /s/ Katie Fedosz
Name: Katie Fedosz Title: Assistant Secretary